Exhibit 10.7

December 2014

Valmont Industries, Inc.

Stock Option Agreement

Grant of Award and Terms and Conditions of Award

Full Legal Employee Name	First, Middle Initial, Last

Grant Date	Date

Number of Shares That May Be Purchased Under This Award	# of Shares

Dates When Options Become Exercisable	One-third (1/3) on each of the first, second, and third anniversaries of Grant Date:

Purchase (Exercise) Price Per Share	[$XXX.XX]

Last Date Options May Be Exercised	Seven years from Grant Date unless cancelled earlier as described below (“last exercise date”)

Effect of Termination of Employment	See Section 4

Governing Plan	2013 Valmont Stock Plan (“Plan”)

1.              Award. Valmont Industries, Inc. (Valmont) is granting to you the right and option (“Option”) to purchase all or any part of an aggregate of [# of shares] shares of Common Shares of Valmont subject to the terms and conditions stated below.

Note: Capitalized words used in this agreement are defined in the 2013 Valmont Stock Plan or defined in this agreement. A copy of the Plan has previously been provided to you (or Valmont has indicated how you may obtain a copy of the Plan upon request by contacting Valmont’s stock plan administrator).

2.              Purchase Price. The purchase price of the Common Shares available under the Option is $XX.XX per share.  The purchase price of the shares is to be paid in full in cash at the time of exercise. The Human Resources Committee of the Board of Directors of Valmont (the “Committee”) permits the purchase price to be paid in one of several methods; you select the method of payment on your Exercise Form.  See Section 6.

3.              Term of Option.  The term of the Option is seven (7) years from the Grant Date, subject to earlier termination as provided below. Common Shares may not be purchased under the Option after the end of the term.

4.              Exercisability Following Termination of Employment. Under certain terminations of employment your Option may be exercisable for a period of time following the termination as described below:

a.              If you voluntarily terminate employment prior to attaining age 62, or in the event Valmont terminates your employment for Cause (as defined in Section 5), you may not exercise your Option after your employment terminates.

b.              In the event your employment is involuntarily terminated by Valmont without Cause, you will have ninety (90) days following the termination to exercise all options that were exercisable immediately prior to your termination.

c.               In the event your employment terminates due to death or Disability, the Option will be become immediately exercisable in full, provided that the Option must be exercised by you (or your authorized personal representative or successor) within three (3) years following your death or Disability or, if earlier, by the last exercise date. For purposes of this Agreement, “Disability” means you are eligible to receive income replacement benefits for a period of not less than six (6) months under Valmont’s long-term disability plan.

d.              In the event you (i) voluntarily terminate employment on or after attaining age sixty-two (62) (“retire”), (ii) have attained age 62 and have at least five years of employment with Valmont on the Grant Date, and (iii) retire at least one year after the Grant Date, this Option shall continue to operate as though you had remained employed for an additional three (3) years from the date of retirement or if earlier until the last exercise date.  All Options which become (or remain) exercisable under this retirement provision must be exercised within three (3) years from the date of retirement or if earlier until the last exercise date.

e.               In the event your employment is involuntarily terminated (other than for Cause) by Valmont within twelve (12) months following a Change-of-Control (as defined in the Plan), this Option shall continue to operate as though you had remained employed for an additional three (3) years from the date of termination or if earlier, until the last exercise date. In addition, any portion of the Option that was not already exercisable will immediately become exercisable. All Options which become (or remain) exercisable under this provision must be exercised within three (3) years from the date of termination or if earlier until the last exercise date.

5.              Termination for Cause. If your employment is terminated for Cause, you will forfeit all of your rights under this Option without any consideration provided to you. “Cause” shall include your (i) indictment, conviction, or plea of guilty or nolo contendere to a misdemeanor involving moral turpitude or a felony, (ii) breach of duties to Valmont which cause material financial loss to Valmont, which is not cured within five (5) days following your receipt of written notice from the Chief Executive Officer or his designee, or (iii) failure by you to act at all times in the best interests of Valmont or to carry out the duties of your position as assigned by the Chief Executive Officer or his designee, if any such failure is not cured within five (5) days following your receipt of written notice from the Chief Executive Officer or his designee.

6.              Method of Exercising Option.  Subject to the terms and conditions of the Option agreement, you may exercise your Option by delivering to Valmont, care of its stock plan administrator on behalf of the Chief Financial Officer, One Valmont Plaza, Omaha, Nebraska 68154, an executed Exercise Form. A copy of the Exercise Form is available from Valmont’s stock plan administrator. The Exercise Form will indicate how many Common Shares you wish to purchase under this Option. Your payment must accompany the Exercise Form.

Your executed Exercise Form must indicate how you intend to pay the purchase price of the shares you wish to purchase. As explained in the Exercise Form, you may pay by check, by relinquishing some of the shares you are purchasing (a “net exercise”), or by “tendering” currently held Common Shares. All shares that are purchased upon the exercise of the Option and in accordance with Exercise Form shall be fully paid and non-assessable.

The certificate or certificates for the shares you purchase under the Option will be registered in your name or the name of the person or persons exercising the Option. Alternatively, if you exercise the Option and if you request in the Exercise Form, the certificate(s) will be registered in your name and another person jointly, with right of survivorship or in the name of your spouse.

7.              Withholding of Tax. Generally, the difference between the Fair Market Value of the shares you acquire under the Option and the purchase price of those shares is taxed as compensation when you exercise the option. You must satisfy any required tax withholding when you exercise the option. You may satisfy the minimum statutory tax withholding obligations by reducing the number of shares otherwise deliverable to you and/or by deducting an amount from other cash compensation that is payable to you. Additionally, you may satisfy the withholding obligation by tendering currently held Common Shares. Your method of satisfying the withholding requirements must be designated in your Exercise Form. Any amounts required to be withheld, not covered by the foregoing provisions, shall be paid through a payroll deduction on your next paycheck.

8.              Retention of Shares. If you are subject to Valmont’s stock ownership guidelines and have not met those guidelines at the time you exercise your rights under the Option, you shall not transfer or otherwise dispose of at least seventy-five percent (75%) of the net shares that are delivered to you until you meet the applicable ownership guidelines.

9.              Non-Transferability. Except as otherwise permitted by the Committee, the Option is not transferable otherwise than by the laws of descent and distribution upon your death. During your lifetime, only you (or your legal representative) may exercise your rights under this Option.  More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above),  pledged, or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process.  Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

10.       Non-Compete. By accepting this award agreement, you agree that during your employment and for a period of twelve (12) months after your employment has been terminated for any reason, you will not solicit for sale or sell products or services which compete with any of the

Valmont’s products or services to those persons, companies, firms, or corporations who were or are customers of Valmont and with whom you had personal contact during and as a result of employment with Valmont. You also agree not to solicit or sell to such customers on behalf of you or on behalf of any other person, firm, company, or corporation. Moreover, during your employment and the twelve (12) month period, you agree you will not induce nor encourage any person employed by the Valmont to leave Valmont’s employment. You also agree that during this period of time, you will not interfere with Valmont’s contractual or business relationships with its suppliers or vendors.

You acknowledge that a violation of your covenants above may result in irreparable and continuing harm to the Valmont. If you violate any of these covenants, Valmont will be entitled to seek from any court of competent jurisdiction (in addition to other remedies) injunctive relief to restrain any further violations by you and by any persons acting for or on your behalf. In the event Valmont is required to seek enforcement of any of the provisions of this agreement, Valmont will be entitled to recover from you reasonable attorney’s fees plus costs and expenses.

Notwithstanding any other provisions of this agreement, if you violate any of the provisions of this Section 10, your Option will be cancelled and you will forfeit any rights you have to any shares of Common Stock under this Option that have not been delivered to you as of the date of such violation; such forfeiture shall not affect any other remedy available to Valmont thereunder.

You recognize and acknowledge that the non-compete provisions of this agreement are reasonable and necessary to protect the legitimate business interests of Valmont. In the event that any of the foregoing noncompetition covenants are held to be unenforceable by any court of competent jurisdiction, you agree and understand that such covenants may be modified to impose limitations on your activities no greater than that allowable under applicable law.

11.       Adjustment in Capitalization.  If any adjustment in Valmont’s capitalization as described in the Plan occurs, appropriate adjustments shall be made (as provided in the Plan) to the number of shares and price per share of stock subject to this Option.

12.       Reimbursement.  In the event that (i) Valmont is required to restate and submit to the Securities and Exchange Commission a restatement of its audited financial statements for a fiscal year after fiscal 2006 due to material noncompliance with any financial reporting requirement and (ii) you engaged in fraud or intentional misconduct that caused or contributed to the need for the restatement, as determined by the Board of Directors, Valmont, in an appropriate case as determined by the Board of Directors, shall be entitled to cancel the Option, in whole or part, whether or not vested, and require you to repay to Valmont any gain realized or return any shares received upon the exercise or payment of the Option (with such gain, payment, or shares valued as of the date of exercise or payment), and return of all dividends paid thereon [add to designated forms — ; provided further, however, that the Board of Directors may apply this right of reimbursement in all cases to the Chief Executive Officer, Chief Financial Officer, and Group President (if the conduct occurred in the Group) if an employee of the Company engaged in fraud or intentional misconduct as described above]. The rights of reimbursement of Valmont shall be in addition to any other right of reimbursement provided by law.

13.       Code Section 409A. This agreement is intended to be exempt from the definition of deferred compensation as defined under Code Section 409A and shall be construed and interpreted in accordance with such intent. Any provision of this agreement that would result in the imposition of the additional tax under Section 409A of the Code shall be amended on a timely basis to eliminate, or reduce to the extent possible, the additional tax. Such amendment may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

14.       General Acknowledgements.

(a)         You have been advised as to how you can obtain a copy of the Plan and you agree that this Option award is subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as part of this agreement.

(b)         As a holder of this Award, you will not have any of the rights of a stockholder with respect to the shares covered by the Option until one or more certificates for such shares are delivered to you upon the exercise of the Option.

(c)          The authority to manage and control the operation and administration of this agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this agreement as it has with respect to the Plan. Any interpretation of the agreement by the Committee and any decision made by it with respect to the agreement is final and binding.

(d)         Provided you continue to be an employee of Valmont, or an affiliate or a subsidiary, the Option will not be affected by any change of duties or position.  Nothing in this agreement shall confer upon you any right to continue in the employ of Valmont or interfere in any way with the right of Valmont to terminate your employment at any time.  The transfer of employment between any combination of Valmont and any affiliate or subsidiary shall not be deemed a termination of employment.

(e)          Valmont is not obligated to issue or deliver any shares of Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or any regulation of any governmental authority or any national securities exchange.

(f)           You may not purchase shares under this Option unless at the date of exercise a Registration Statement under the Securities Act of 1933, as amended, relating to the shares covered by the Option is in effect or Valmont has determined that an exemption from such registration is available.

(g)          You have read and understand this entire agreement and agree to be bound by its terms.

15.       Binding Effect. This agreement shall be binding upon and inure to the benefit of any successors to Valmont and all persons lawfully claiming to be your successor to this Option.

16.       Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the state of Nebraska.

IN WITNESS WHEREOF, Valmont has caused this agreement to be duly executed by an officer thereunto duly authorized, and you have executed this agreement, effective as of the Grant Date.

VALMONT INDUSTRIES, INC.

By:
Employee